Exhibit 99.1

For Immediate Release

Citigroup Inc. (NYSE: C)

February 3, 2025

CITI BOARD ELECTS TITI COLE TO BOARD OF DIRECTORS

New York, NY – Citi’s Board of Directors announced today that it has elected Titi Cole as a new Director, with service commencing January 31, 2025. A Citi alumna, Ms. Cole joined Citi in 2020 as the Head of Operations for Global Consumer Banking, before serving as Head of Legacy Franchises. The Board determined to elect Ms. Cole in anticipation of Barbara Desoer’s not standing for re-election at the 2025 Annual Meeting, in accordance with Citi’s corporate governance guidelines which provide that a director shall not stand for election at the annual meeting following their 72nd birthday.

Citi Chair John C. Dugan said, “We’re pleased to welcome Titi to Citi’s Board of Directors. Having spent three decades in financial services, Titi has vast experience in this sector and a strong track record of delivering results. As Head of Legacy Franchises at Citi, Titi led a major part of Citi’s strategic simplification through our international consumer divestitures. Her deep knowledge of our firm will be a valuable asset to the Board.

“While Barbara continues to serve on the Board until the Annual Meeting, I’d like to offer the Board’s deep gratitude to her given the numerous contributions she’s made to this firm as both a leader and board member. Barbara joined the Board upon retiring as the CEO of Citibank, N.A., and brought with her extensive experience and expertise. Her leadership has been invaluable to Citi,” Mr. Dugan concluded.

Titi Cole

Titi Cole is known for her expertise in transforming large publicly traded financial institutions to deliver innovative solutions that drive growth.  In her last role at Citigroup, she was the Head of Legacy Franchises and a member of the Executive Management Team, where she managed the divestitures and wind-downs of the international consumer banking division with over 70,000 employees in 14 countries.

She is recognized in the financial services industry as a dynamic leader and for her skill at leading high performing teams and delivering business results in fast-paced environments. She has more than 30 years of experience in the financial services, payments, and professional services industries including at Citigroup, Wells Fargo, Bank of America and McKinsey & Company.

Ms. Cole earned a Bachelor of Economics degree from University of Ibadan and an MBA from Northwestern University’s Kellogg School of Management. She currently serves as the Executive Director of Development for the Sickle Cell Hope Alive Foundation, a nonprofit focused on improving awareness, support and health outcomes for people living with Sickle Cell disease.

She serves on the Board of Datadog, a leading provider of cloud monitoring and security solutions. She is also a Board Trustee at CARE USA and at the Queens University of Charlotte and a member of the Council on Foreign Relations and The Executive Leadership Council.

About Citi

Citi is a preeminent banking partner for institutions with cross-border needs, a global leader in wealth management and a valued personal bank in its home market of the United States. Citi does business in more than 180 countries and jurisdictions, providing corporations, governments, investors, institutions and individuals with a broad range of financial products and services.

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Contacts

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